Exhibit 99.1
Indivior Announces Inclusion in the S&P SmallCap 600® Index
Richmond, VA, December 22, 2025 – Indivior PLC (Nasdaq: INDV) (“Indivior PLC” or the “Company”) today announced that it will be added to the S&P SmallCap 600® index, effective today.

“Indivior’s inclusion in the S&P SmallCap 600 index marks an important milestone for Indivior that further aligns our capital markets presence with our sharpened U.S. business profile,” said Joe Ciaffoni, Chief Executive Officer. “We are committed to growing SUBLOCADE®, our number one prescribed, first-in-class long-acting injectable treatment for moderate to severe opioid use disorder, as we leverage our new and simplified operating model.”

The S&P SmallCap 600 Index is a stock market index established by Standard & Poor's that is designed to measure the performance of the small-cap segment of the market and is composed of 600 constituent companies in the U.S. equities market with market capitalizations between $1.2 billion and $8.0 billion. The index is designed to track companies that meet specific inclusion criteria to ensure that they are liquid and financially viable. For more information on the S&P SmallCap 600 and S&P Dow Jones Indices, please visit www.spdji.com.

About Indivior
Indivior Pharmaceuticals works to help change patients' lives by developing medicines to treat opioid use disorder (OUD). Our vision is that all patients will have access to evidence-based treatment for OUD and we are dedicated to transforming OUD from a human crisis to a recognized and treated chronic disease. Building on its portfolio of OUD treatments, Indivior has a pipeline of product candidates designed to expand on its heritage in this category. Visit www.indivior.com to learn more. Connect with Indivior on LinkedIn by visiting www.linkedin.com/company/Indivior.

For Further Information

Investors	Jason Thompson	VP, Investor Relations Indivior PLC	+1 804 402 7123 jason.thompson@indivior.com
Media	Cassie France-Kelly	VP, Communications Indivior PLC	+1 804 594 0836 Indiviormediacontacts@indivior.com
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